EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
1.Form S-8 nos. 333-171625 and 333-205708
2.Form F-10 no. 333-265510

of Oncolytics Biotech Inc. (the “Company”) of our reports dated March 7, 2024, with respect to the consolidated statements of financial position as at December 31, 2023 and December 31, 2022 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the effectiveness of internal control over financial reporting of the Company as of December 31, 2023, included in this Annual Report on Form 20-F.

Calgary, Alberta	/s/Ernst & Young LLP
March 12, 2024	Chartered Professional Accountants